  Exhibit 99.2

RUMBLEON APPOINTS MICHAEL MARCHLIK
TO ITS BOARD OF DIRECTORS

MAY 06, 2020

Financial Services Veteran Joins the RumbleOn Board

DALLAS--(BUSINESS WIRE)-- RumbleOn, Inc (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced the appointment of Michael Marchlik to its Board of Directors. Marchlik serves as the Chief Executive Officer of the Advisory & Valuations division of Great American Group (GA). The nearly 25-year veteran will join the RumbleOn Board of Directors effective May 2020.

“We are pleased to welcome Michael to our Board of Directors. With a proven track record delivering financial advisory and valuation guidance to public and private technology companies, Michael brings deep financial expertise, an asset that we will leverage as we continue to build our market presence and execute on our vision,” commented Marshall Chesrown, Chief Executive Officer.

“RumbleOn’s technology is on the cutting edge of transforming the antiquated system of buying and selling pre-owned vehicles. I look forward to working with Marshall, Steve and the entire Board in guiding the company's expansion," commented Marchlik.

Marchlik currently serves as the Chief Executive Officer of GA’s Advisory & Valuations division and is responsible for overseeing the operations and client service efforts for lenders, sponsors and borrowers. With nearly two and a half decades of experience in all segments of the asset disposition and valuation industries, he has extensive understanding of corporate transactional services, credit structure and asset-based valuation and lending solutions. Michael attended Northeastern University in Boston where he received a Bachelor of Science in Finance.

Great American Group (GA), B. Riley Financial, Inc. subsidiary, is a leading provider of asset disposition, corporate valuation and advisory services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms.

Marchlik is the seventh member of RumbleOn’s Board of Directors and will be a member of the board's audit and compensation committees.

About RumbleOn

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

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Investor Relations:

The Blueshirt Group
Whitney Kukulka
investors@rumbleon.com

Source: RumbleOn, Inc